EXHIBIT 10.1

Summary of Compensation Package - Effective April 1, 2017

Name	Scott Smith
Job Title	President and Chief Operating Officer
Base Salary	$875,000
Bonus Target	90%
Stock Options	56,378
Restricted Stock Units	7,126
Performance Stock Units	Threshold	Target	Maximum
	5,345	10,690	21,380
Severance Benefit	-Lump sum 12 months of base salary -Lump sum 12 months of bonus at target -12 months COBRA benefit at active employee rates, less applicable taxes	In the event of involuntary termination for reasons other than cause
"Double Trigger" due to Change in Control (CIC)	-All severance benefits -Unvested RSUs and Options to fully vest -Change in control payments would be reduced to avoid 280G excise tax, if beneficial to employee	In the event of position elimination due to change in control
Financial Planning Benefit	Up to $15,000 per year	Reimbursement of reasonable and customary fees associated with financial planning and/or tax preparation/advice

Acknowledged and agreed:		On behalf of Celgene Corporation:

/s/Scott A. Smith	April 1, 2017	/s/Mark J. Alles	April 1, 2017
Scott A. Smith	Date	Mark J. Alles	Date